Exhibit 99.1
NEWS RELEASE
RANGE ANNOUNCES FIRST QUARTER 2010 RESULTS
FORT WORTH, TEXAS, APRIL 27, 2010...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced its first quarter 2010 results. For the quarter, Range achieved three key objectives: consistent double-digit production growth, lower unit costs in nearly all categories and a stronger financial position through asset sales and capital discipline. Production averaged 465 Mmcfe per day, a record high for the Company and a 12% increase over the prior-year quarter. This represents the 29th consecutive quarter of sequential production growth. On a unit of production basis, direct operating costs, exploration expense, general and administrative expense and depletion, depreciation and amortization expense (excluding non-recurring items) all decreased over the prior-year quarter. At quarter end, Range completed the initial closing of the sale of its tight sand properties in Ohio, collecting approximately $300 million of proceeds. As a result, Range’s financial position strengthened as its net debt-to-book capitalization ratio was reduced to 36%, versus 43% for the prior-year quarter.
Reported GAAP net income increased to $77.6 million compared to $32.6 million for the prior-year quarter. Diluted earnings per share more than doubled to $0.48. Net cash provided from operating activities increased 2% from the prior-year quarter to $153 million. Adjusted net income comparable to analysts’ estimates, a non-GAAP measure, was $25.9 million or $0.16 per share. Due to lower realized prices, cash flow from operations before changes in working capital, a non-GAAP measure, declined 7% to $147 million. On the same basis as analysts’ estimates, earnings per share and cash flow from operations both exceeded average analysts’ estimates for the first quarter. Please see “Non-GAAP Financial Measures” for a definition of each of these non-GAAP financial measures and tables that reconcile each of these non-GAAP measures to their most directly comparable GAAP financial measure.
Commenting on the announcement, John Pinkerton, Range’s Chairman and CEO, said, “The first quarter was an outstanding quarter for Range. Several years ago, we began to transform the Company by proactively high-grading our asset base. We targeted our capital into higher return, lower cost plays and began a program of selling our more mature, higher cost properties. Including the initial closing of the Ohio property sale, over the past three years, we have reduced our well count by 57%, while increasing our production by 52%. Today, we are a far more efficient company, doing more with less. In the first quarter, we achieved double-digit production growth while reducing unit costs in nearly all categories. As the impact of this transformation continues, we expect unit costs to decline further in 2010 and 2011. Currently, we have 77% of our expected 2010 natural gas production for the balance of the year hedged at a floor of $5.54 per mcf and recently increased our 2011 natural gas hedge position to 51% at a floor of $5.73 per mcf. With our large inventory of high-return projects, low cost structure, attractive hedge position and strong financial position, we are exceedingly well positioned to continue to drive up per share value in the quarters ahead.”
Financial Discussion —
(Excludes non-cash mark-to-market and non-cash stock-based compensation items shown separately on attached tables)
For the quarter, production averaged 465 Mmcfe per day, comprised of 375 Mmcf per day of gas (81%) and 14,954 barrels per day of oil and natural gas liquids. Compared to the prior-year quarter, oil production declined 29% due to the sale of our West Texas oil properties last year, natural gas liquids production rose 96% as a result of sharply rising production in the “wet” area of the Marcellus Shale play. Wellhead prices, including cash-settled derivatives, averaged $5.57 per mcfe, a 16% decrease versus the prior-year quarter. The average gas price was $4.77 per mcf, a 26% decrease, and the average oil price rose 17% to $69.72 a barrel. Oil and gas sales (including cash settled derivatives) declined 6% compared to the prior-year quarter to $233 million.
Direct operating expenses for the quarter were $0.73 per mcfe, a 22% decrease versus the prior-year quarter of $0.93. Production taxes were $0.19 per mcfe, a 14% decline versus the prior-year quarter of $0.22 per mcfe due to lower commodity prices. Exploration expense in the first quarter totaled $13.5 million, up from $12.3 million in the prior year due primarily to higher delay rental payments. General and administrative expenses were $0.49 per mcfe, a one cent decrease from the prior-year quarter. Interest expense rose to $30.3 million ($0.72 per mcfe) compared to $26.6 million ($0.71 per mcfe) in the prior-year quarter for a one cent per mcfe change, due to terming out short-term floating rate bank debt with longer term fixed rate notes. Depreciation, depletion and amortization decreased 6% to $2.12 per mcfe, versus $2.25 per mcfe in the prior-year quarter.
At quarter end, Range completed the initial closing of its Ohio property sale which generated approximately $300 million of proceeds. The sale resulted in the recording of a pre-tax gain of $69 million in the first quarter. Range anticipates receiving an additional $23 million of sale proceeds in the second quarter once additional third-party consents are received. The Ohio properties, which consisted of roughly 3,300 wells, were producing approximately 25 Mmcfe per day.
Operational Discussion —
First quarter drilling expenditures totaled $163 million, funding the drilling of 72 (57.9 net) wells. A 100% success rate was achieved with all wells productive. At quarter end, 49 (39.9 net) wells were in various stages of completion or waiting on pipeline connection. In addition, $19.8 million was expended on acreage and $4.7 million on expanding gas gathering systems and $13.5 million for exploration expense.
During the quarter, the Marcellus Shale Division continued its evaluation of Range’s horizontal Upper Devonian and Utica test wells in Pennsylvania. Initial results of both wells are encouraging and both wells are currently awaiting pipeline connection. To date, Range has drilled 120 horizontal Marcellus wells, of which 31 are awaiting completion and eight are awaiting pipeline hook up. In the southwest portion of the play, where we have drilled the majority of our wells and have been accumulating data for over three years, the average estimated ultimate recovery (“EUR”) for a Marcellus horizontal well with an average lateral length of 3,056 feet and completed with 10 stages is 5.0 Bcfe gross versus our prior completions which resulted in an average estimate of 4.4 Bcfe per well. The zero time plots for all those wells are now on our website. We are increasing our range of EURs for the entirety of our “high-graded” acreage in Pennsylvania to 4.0 to 5.0 Bcfe up from 3.0 to 4.0 Bcfe per well. As has been demonstrated in other shale plays, it appears that the longer laterals and additional frac stages result in higher initial production rates, higher EURs and improved economics. Currently, we are running 13 drilling rigs in the Marcellus play. Plans are to exit 2010 with up to 16 rigs. Range is still on track to exit 2010 at 180 to 200 Mmcfe net per day. For 2011, we plan to increase our rig count in the Marcellus and exit the year with up to 24 rigs running. Finally, the contracted build out of the Marcellus midstream infrastructure is progressing as scheduled. During the first quarter Range entered into a multi-phase gathering and compression agreement with a third-party to initially build the dry gas pipeline and compression capacity to meet our needs in the Lycoming County area. The first phase volumes are expected to come on line by year end 2010 in Lycoming County.
Range’s Southwest Division had a strong quarter, despite reducing from six to eight rigs a year ago to one to two currently. Drilling activity was highlighted by the completion of five excellent wells in the Barnett Shale. One of the new wells in eastern Hood County was put on production at a rate of 4.6 (3.5 net) Mmcfe per day, representing our highest rate well to date in this portion of the play. In Parker

County, a new well was put online at a gross rate of 6.0 (4.5 net) Mmcfe per day. Additionally, on the Tarrant/Dallas county line, we recently put three wells online at a combined gross rate of 12.0 (9.0 net) Mmcfe per day.
In the Permian Basin, our team continued its success in exploiting the Strawn formation. Range deepened five wells with resulting production of 226 (170 net), 534 (400 net), 673 (504 net), 727 (545 net) and 778 (584 net) barrels of oil per day. These deepenings have excellent economics of greater than 100% rate of return and less than $1.00/mcfe finding and development costs. Range also drilled one new well resulting in a rate of 740 (555 net) barrels of oil per day. New well economics are also exceptional with 95% rate of return and finding and development costs of $1.75/mcfe.
During the first quarter 2010, Range’s Appalachian Division continued to focus on its key coal bed methane, shale and tight gas sand drilling projects in Virginia drilling a total of 25 (12.5 net) wells. During the quarter, Range drilled 14 vertical wells and one horizontal coal bed methane well. Range also drilled nine vertical tight gas sand wells and one horizontal Big Lime well in the Nora field. One of the vertical tight gas sand wells was an exploratory step-out that was drilled three miles from the nearest production and tested 1.4 Mmcf per day. We have reduced our coal bed methane drilling by about 50% in 2010, since we own the mineral rights in the Nora field and are not required to drill in order to hold acreage.
Approximately 7% of our capital budget is being directed to the Midcontinent Division, where we are primarily targeting the St. Louis play. In the St. Louis play, drilling and completion costs are approximately $1.3 million and reserves are estimated to be approximately 2.0 Bcfe per well. During the quarter, the division added a Granite Wash discovery in the Texas Panhandle with initial production rates of 2.4 (1.9 net) Mmcfe per day. At a depth of 9,500 feet and well costs of $1.2 million with a reserve potential of 1 Bcfe to 2 Bcfe, this discovery increases our inventory of Granite Wash locations in the area to almost 100 vertical well opportunities. Importantly, both of these plays have an oil component, which adds to already strong economics. Currently, Range has one rig active in the Texas Panhandle, drilling Granite Wash and St. Louis objectives. In the northern Oklahoma shallow oil play, two additional horizontal wells were spud during the quarter, with completions anticipated in May. Range drilled its first horizontal well in the fourth quarter of 2009 which yielded initial production rates of 517 (417 net) barrels of oil per day. This rate was 13 times the initial vertical well rate at just three times the vertical well cost.
Conference Call Information
The Company will host a conference call on Wednesday, April 28 at 1:00 p.m. ET to review these results. To participate in the call, please dial 877-407-0778 and ask for the Range Resources first quarter financial results conference call. A replay of the call will be available through May 5 at 877-407-0709. The account number is 286 and the conference ID for the replay is 349374. Additional financial and statistical information about the period not included in this release but to be presented in the conference call will be available on our home page at www.rangeresources.com.
A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Company’s website for 15 days.
Non-GAAP Financial Measures and Supplemental Tables:
First quarter 2010 results included several non-cash items. The $68.9 million gain on the initial closing of the Ohio property sale, a $46.3 million non-cash mark-to-market gain on unrealized derivatives, property impairments of $18.9 million, office termination expenses of $7.9 million, a $5.7 million gain recorded for the mark-to-market in the deferred compensation plan and $9.8 million of non-cash stock compensation expense were recorded. Excluding these items, net income would have been $25.9 million or $0.17 per share ($0.16 fully diluted). This compares favorably to analysts’ estimates of $0.14 per share. Excluding similar non-cash items from the prior-year quarter, net income would have been $38.4 million or $0.25 per share ($0.24 fully diluted). By excluding these non-cash items from our earnings, we believe we present our earnings in a manner consistent with the presentation used by analysts in their projection of the Company’s earnings. (See accompanying table for calculation of these non-GAAP measures.)
“Cash flow from operations before changes in working capital” as defined in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash compensation items. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to “Cash flows from operating, investing, or financing activities” as an indicator of cash flows, or as a measure of liquidity. A table is included which reconciles ”Net cash provided from operating activities” to “Cash flow from operations before changes in working capital” as used in this release. On its website, the Company provides additional comparative information on prior periods.
In this news release, Range has reclassified within total revenues its financial reporting of the cash settlement of its commodity derivatives. Under this presentation those hedges considered “effective” under ASC 815 (Appalachia oil and gas hedges and Southwest oil hedges) are included in “Oil and gas sales” when settled. For those hedges designated to regions where the historical correlation between NYMEX and regional prices is “non-highly effective” (Southwest gas) or is “volumetric ineffective” due to sale of the underlying reserves (Southwest oil), they are deemed to be “derivatives” and the cash settlements are included in a separate line item shown as “Derivative fair value income” in Form 10-Q along with the change in mark-to-market valuations of such unrealized derivatives. The Company has provided additional information regarding oil and gas sales in a supplemental table included with this release, which would correspond to amounts shown by analysts for oil and gas sales realized, including cash-settled derivatives.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern and Appalachian regions of the United States.
Except for historical information, statements made in this release such as strong economics, reduction of future unit costs, attractive hedge position, strong financial position, estimated ultimate recovery, expected rates of return and expected finding and development costs are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference.
The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” or “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven, unrisked resource potential has not been fully risked by Range’s management. Actual quantities that may be ultimately recovered from Range’s interests will differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

2010-12

Contacts:	Rodney Waller, Sr. Vice President	817-869-4258

	David Amend, Investor Relations Manager	817-869-4266

Karen Giles, Corporate Communications Manager 817-869-4238

	Main number:	817-870-2601

www.rangeresources.com

RANGE RESOURCES CORPORATION
STATEMENTS OF INCOME
Based on GAAP reported earnings with additional
details of items included in each line in Form 10-Q
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009

Revenues
Oil and gas sales (a)	$236,760	$203,189
Cash-settled derivative gain (loss) (a)(c)	(3,996)	44,475
Transportation and gathering	2,427	(229)
Transportation and gathering — non-cash stock compensation (b)	(334)	(276)
Change in mark-to-market on unrealized derivatives (c)	46,578	31,525
Ineffective hedging gain (loss) (c)	(249)	(453)
Equity method investment (d)	(1,621)	(918)
Gain (loss) on sale of properties (d)	68,868	36
Interest and other (d)	46	(912)

	348,479	276,437	26%

Expenses
Direct operating	30,547	34,812
Direct operating — non-cash stock compensation (b)	493	729
Production and ad valorem taxes	8,070	8,257
Exploration	13,499	12,278
Exploration — non-cash stock compensation (b)	1,136	1,061
Abandonment and impairment of unproven properties	12,407	19,572
General and administrative	20,328	18,685
General and administrative — non-cash stock compensation (b)	7,842	6,225
Termination costs	5,138	—
Termination costs — non-cash stock compensation (b)	2,800	—
Deferred compensation plan (e)	(5,712)	12,434
Interest	30,287	26,629
Depletion, depreciation and amortization	88,626	84,320
Proved property impairment	6,505	—

	221,966	225,002	-1%

Income from operations before income taxes	126,513	51,435	146%

Income taxes
Current	—	—
Deferred	48,934	18,827

	48,934	18,827

Net income	$77,579	$32,608	138%

Earnings per share
Basic operations	$0.50	$0.21	138%

Diluted	$0.48	$0.21	129%

Weighted average shares outstanding, as reported
Basic	156,393	153,719	2%
Diluted	160,292	157,231	2%

(a)	See separate oil and gas sales information table.

(b)	Costs associated with stock compensation and restricted stock amortization, which have been reflected in the categories associated with the direct personnel costs, which are combined with the cash costs in the 10-Q.

(c)	Included in Derivative fair value income in the 10-Q.

(d)	Included in Other revenues in the 10-Q.

(e)	Reflects the change in the market value of the vested Company stock held in the deferred compensation plan.

RANGE RESOURCES CORPORATION
BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Assets
Current assets	$439,735	$153,735
Current unrealized derivative gain	121,211	21,545
Oil and gas properties	4,742,319	4,898,819
Transportation and field assets	81,047	91,835
Unrealized derivative gain	29,131	4,107
Other	228,658	225,840

	$5,642,101	$5,395,881

Liabilities and Stockholders’ Equity
Current liabilities	$325,444	$297,170
Current asset retirement obligation	2,446	2,446
Current unrealized derivative loss	10,016	14,488

Bank debt	354,000	324,000
Subordinated notes	1,384,194	1,383,833

Total long-term debt	1,738,194	1,707,833

Deferred taxes	832,491	776,965
Unrealized derivative loss	—	271
Deferred compensation liability	127,749	135,541
Long-term asset retirement obligation and other	70,825	82,578

Common stock and retained earnings	2,484,580	2,380,132
Treasury stock	(7,894)	(7,964)
Other comprehensive income	58,250	6,421

Total stockholders’ equity	2,534,936	2,378,589

	$5,642,101	$5,395,881

RANGE RESOURCES CORPORATION
CASH FLOWS FROM OPERATING ACTIVITIES
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2010	2009

Net income	$77,579	$32,608
Adjustments to reconcile net income to net cash provided from operating activities:
Loss from equity investment	1,621	919
Deferred income tax expense	48,934	18,827
Depletion, depreciation and amortization and impairment of proved properties	95,131	84,320
Exploration dry hole costs	—	123
Abandonment and impairment of unproved properties	12,407	19,572
Mark-to-market gains on oil and gas derivatives not designated as hedges	(46,578)	(31,525)
Unrealized derivative loss	249	453
Amortization of deferred financing costs and other	1,167	1,050
Deferred and stock-based compensation	7,277	21,164
Gain on sale of assets and other	(68,868)	(4)

Changes in working capital:
Accounts receivable	6,845	45,396
Inventory and other	(700)	(1,722)
Accounts payable	17,452	(38,099)
Accrued liabilities	358	(3,921)

Net changes in working capital	23,955	1,654

Net cash provided from operating activities	$152,874	$149,161

RECONCILIATION OF NET CASH PROVIDED FROM OPERATING
ACTIVITIES, AS REPORTED TO CASH FLOW FROM OPERATIONS
BEFORE CHANGES IN WORKING CAPITAL, a non-GAAP measure
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2010	2009

Net cash provided from operating activities, as reported	$152,874	$149,161

Net change in working capital	(23,955)	(1,654)

Exploration expense	13,499	12,155

Office closing severance/exit accrual	5,138	—

Non-cash compensation and other	(107)	(472)

Cash flow from operations before changes in working capital, non-GAAP measure	$147,449	$159,190

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2010	2009

Basic:
Weighted average shares outstanding	159,072	156,902
Stock held by deferred compensation plan	(2,679)	(3,183)

	156,393	153,719

Dilutive:
Weighted average shares outstanding	159,072	156,902
Dilutive stock options under treasury method unless anti-dilutive	1,220	329

	160,292	157,231

RANGE RESOURCES CORPORATION
OIL AND GAS SALES AND OPERATING INFORMATION
A non-GAAP Measure
(Unaudited, in thousands, except per unit data)

	Three Months Ended
	March 31,
	2010	2009

Oil and gas sales components:
Oil sales	$35,884	$28,080
NGL sales	35,891	6,866
Gas sales	163,770	116,920

Cash-settled hedges (effective):
Crude oil	—	9,365
Natural gas	1,215	41,958

Total oil and gas sales, as reported	$236,760	$203,189	17%

Derivative fair value income (loss) components:
Cash-settled derivatives (ineffective):
Crude oil	$—	$5,614
Natural gas	(3,996)	38,861

Change in mark-to-market on unrealized derivatives	46,578	31,525
Unrealized ineffectiveness	(249)	(453)

Total derivative fair value income (loss), as reported	$42,333	$75,547

Oil and gas sales, including cash-settled derivatives:
Oil sales	$35,884	$43,059
Natural gas liquid sales	35,891	6,866
Gas sales	160,989	197,739

Total	$232,764	$247,664	-6%

Production during the period:
Oil (bbl)	514,678	721,960	-29%
Natural gas liquid (bbl)	831,136	423,261	96%
Gas (mcf)	33,750,559	30,552,333	10%
Equivalent (mcfe) (a)	41,825,443	37,423,659	12%

Production — average per day:
Oil (bbl)	5,719	8,022	-29%
Natural gas liquid (bbl)	9,235	4,703	96%
Gas (mcf)	375,006	339,470	10%
Equivalent (mcfe) (a)	464,727	415,818	12%

Average prices realized, including cash-settled hedges and derivatives:
Crude oil (per bbl)	$69.72	$59.64	17%
Natural gas liquid (per bbl)	$43.18	$16.22	166%
Gas (per mcf)	$4.77	$6.47	-26%
Equivalent (per mcfe) (a)	$5.57	$6.62	-16%

Direct operating cash costs per mcfe (b)
Field expenses	$0.70	$0.88	-20%
Workovers	$0.03	$0.05	-40%

Total direct operating cash costs	$0.73	$0.93	-22%

(a)	Oil and natural gas liquids are converted to gas equivalents on a basis of six mcf per barrel.

(b)	Excludes non-cash stock compensation

RANGE RESOURCES CORPORATION
RECONCILIATION OF INCOME FROM OPERATIONS BEFORE INCOME TAXES
AS REPORTED TO INCOME FROM OPERATIONS BEFORE INCOME TAXES
EXCLUDING CERTAIN NON-CASH ITEMS, a non-GAAP measure
(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Income from operations before income taxes, as reported	$126,513	$51,435	146%
Adjustment for certain non-cash items
Gain on sale of properties	(68,868)	(36)
Change in mark-to-market on unrealized derivatives (gain) loss	(46,578)	(31,525)
Ineffective hedging loss	249	453
Abandonment and impairment of unproved properties	12,407	19,572
Proved property impairment	6,505	—
Termination costs	7,938	—
Transportation and gathering — non-cash stock compensation	334	276
Direct operating — non-cash stock compensation	493	729
Exploration expenses — non-cash stock compensation	1,136	1,061
General & administrative — non-cash stock compensation	7,842	6,225
Deferred compensation plan — non-cash stock compensation	(5,712)	12,434

Income from operations before income taxes, as adjusted	42,259	60,624	-30%

Income taxes, adjusted
Current	—	—
Deferred	16,336	22,190

Net income excluding certain items, a non-GAAP measure	25,923	$38,434	-33%

Non-GAAP earnings per share
Basic .	$0.17	$0.25

Diluted	$0.16	$0.24	-32%

GAAP diluted shares outstanding	160,292	157,231	-33%

HEDGING POSITION
As of April 27, 2010
(Unaudited)

		Gas		Oil
		Volume	Average	Volume	Average
		Hedged	Hedge	Hedged	Hedge
		(Mmbtu/d)	Prices	(Bbl/d)	Prices

1Q 2010	Collars	273,444	$5.50 - $7.32	1,000	$75.00 - $93.75
2Q 2010	Collars	300,000	$5.50 - $7.22	1,000	$75.00 - $93.75
3Q 2010	Collars	315,000	$5.55 - $7.19	1,000	$75.00 - $93.75
4Q 2010	Collars	335,000	$5.56 - $7.20	1,000	$75.00 - $93.75

Total 2010		306,055	$5.53 - $7.23	1,000	$75.00 - $93.75

Total 2011	Collars	255,000	$5.73 - $6.83	5,244	$70.00 - $90.00

Note: Details as to the Company’s hedges are posted on its website and are updated periodically.